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                                                                    EXHIBIT 99.1

                                    PRESS RELEASE OF INTERNATIONAL PAPER COMPANY
                                                            DATED MARCH 14, 2005

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                                                       INTERNATIONAL PAPER PLAZA
                                                       400 ATLANTIC STREET
                                                       STAMFORD, CT 06921

News Release

Media Contacts:
         Corporate contacts:   Jennifer Boardman, (203) 541-8407
                               Marshall Murphy, (901) 419-4050
         Local contact:        Jennifer Kurczek, Kaukauna, Wis., (920) 766-8610

Investor Contacts:             Darial Sneed, 203-541-8541
                               Brian Turcotte, 203-541-8632


        International Paper Agrees to Sell its Industrial Papers Business
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STAMFORD, Conn., March 14, 2005 - International Paper (NYSE: IP) today announced that it has signed an agreement to sell its Industrial Papers Business to Kohlberg and Company, LLC for approximately $180 million subject to certain adjustments at closing. The Industrial Papers Business includes the lightweight packaging papers and pressure sensitive papers segments and related converting assets. The companies expect to close on the sale in the second quarter of 2005, subject to various closing conditions and any required regulatory approval.

Included in the Industrial Papers sale agreement are paper mills in DePere and Kaukauna, Wis.; the Akrosil business with paper converting facilities in Menasha, Wis., Lancaster, Ohio, and Heerlen, Netherlands; and Thilmany Packaging located at the Kaukauna Mill. These operations employ approximately 1,400 people.

The agreement with Kohlberg also includes a supply contract for IP to produce lightweight specialty papers at its Androscoggin, Maine, Mill.

"This is a good business with dedicated employees, and I know these facilities will continue to be successful with new ownership," said Wayne Brafford, senior vice president of International Paper's Industrial Packaging Group.

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International Paper previously announced in August 2004 that it was exploring strategic alternatives for this business as part of the company's program to better focus its asset portfolio on core businesses and growth areas.

The Industrial Papers business manufactures lightweight packaging papers and pressure sensitive papers that are used in such applications as pressure sensitive labels, food and industrial packaging and consumer hygiene products. The annual production capacity of the business including the contract volume from the Androscoggin, Maine, Mill is approximately 400,000 tons.

Founded in 1987, Kohlberg & Company is a private equity firm with offices in Mt. Kisco, New York and Palo Alto, California. Together with its affiliates, Kohlberg manages more $3.7 billion of capital. Through its affiliates, Kohlberg has completed over 75 acquisitions and recapitalization transactions in a variety of industries, including a focus on investments in the manufacturing, healthcare, consumer products and service industries.

International Paper (www.internationalpaper.com) is the world's largest paper and forest products company. Businesses include paper, packaging, and forest products. As one of the largest private forest landowners in the world, the company manages its forests under the principles of the Sustainable Forestry Initiative(R) program, a system that ensures the perpetual planting, growing and harvesting of trees while protecting biodiversity, wildlife, plants, soil, water and air quality. Headquartered in the United States, International Paper has operations in over 40 countries and sells its products in more than 120 nations.

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Statements in this news release that are not historical are forward-looking.
These statements are subject to risks and uncertainties that could cause actual results to differ materially, including but not limited to, uncertainty as to whether the sale of the business will be completed, the ability of the companies to meet closing conditions, the strength of demand for the company's products and changes in overall demand, the effects of competition from foreign and domestic producers, changes in the cost or availability of raw materials, unanticipated expenditures related to the cost of compliance with environmental and other governmental regulations, the ability of the company to continue to realize anticipated cost savings, performance of the company's manufacturing operations, results of legal proceedings, changes related to international economic conditions and changes in currency exchange rates. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. These and other factors that could cause or contribute to actual results differing materially from such forward looking statements are discussed in greater detail in the company's Securities and Exchange Commission filings.